GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC
2455 Corporate West Drive
Lisle, Illinois 60532

                          , 2011

To: Guggenheim Equal Weight Enhanced Equity Income Fund

With reference to the Investment Advisory Agreement entered into by Guggenheim Funds Investment Advisors, LLC (the “Adviser”) and Guggenheim Equal Weight Enhanced Equity Income Fund (the “Trust”), pursuant to which the Adviser serves as investment adviser to the Trust, we hereby notify you of the following:

In connection with the organization of the Trust and initial offering of the common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of the Trust, the Adviser hereby agrees to pay (i) all of the Trust’s organizational costs and (ii) offering expenses of the Trust (other than sales load) that exceed $0.04 per Common Share sold in the offering, including pursuant to the overallotment option.

The instrument shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof.

Very truly yours,

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

By:
Name:
Title:

ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND:

By:
Name:
Title: